Exhibit 23.1

CliftonLarsonAllen LLP
CLAconnect.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 10, 2023, with respect to the consolidated balance sheets of Alerus Financial Corporation and Subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2022, which appears in the December 31, 2022 annual report on Form 10-K of Alerus Financial Corporation and Subsidiaries and in the Registration Statements of Alerus Financial Corporation and Subsidiaries No. 333-233824 on Form S-8, No. 333-248841 on Form S-3 and No. 333-262267 on Form S-4/A.

/s/ CliftonLarsonAllen LLP

CliftonLarsonAllen LLP

Minneapolis, Minnesota

March 10, 2023